Exhibit 1

management’s responsibility for financial reporting

The accompanying consolidated financial statements of Corus Entertainment Inc. and all the information in this annual report are the responsibility of management and have been approved by the Board of Directors.

     The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. When alternative accounting methods exist, management has chosen those it deems most appropriate in the circumstances. Financial statements are not precise since they include certain amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly in all material respects. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

     Corus Entertainment Inc. maintains systems of internal accounting and administrative controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that the Company’s assets are appropriately accounted for and adequately safeguarded.

     The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility through its Audit Committee.

     The Audit Committee is appointed by the Board, and the majority of its members are outside unrelated directors. The Committee meets periodically with management, as well as the external auditors, to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, to satisfy itself that each party is properly discharging its responsibilities, and to review the annual report, the consolidated financial statements and the external auditors’ report. The Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders. The Committee also considers, for review by the Board and approval by the shareholders, the engagement or re-appointment of the external auditors.

     The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with Canadian generally accepted auditing standards on behalf of the shareholders. Ernst & Young LLP has full and free access to the Audit Committee.

John M. Cassaday	Thomas C. Peddie, FCA

President & Chief Executive Officer	Senior Vice President & Chief Financial Officer

auditors’ report

To the Shareholders of Corus Entertainment Inc.

We have audited the consolidated balance sheets of Corus Entertainment Inc. as at August 31, 2004 and 2003 and the consolidated statements of income (loss) and retained earnings (deficit) and cash flows for each of the years in the three-year period ended August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended August 31, 2004 in accordance with Canadian generally accepted accounting principles.

Toronto, Canada,

October 18, 2004.	Chartered Accountants

consolidated balance sheets

AS AT AUGUST 31 [in thousands of Canadian dollars]	2004	2003
ASSETS [note 12]
Current
Cash and cash equivalents	95,231	43,874
Accounts receivable [notes 5 and 26]	143,641	158,689
Prepaid expenses and other	9,674	11,385
Program and film rights	92,786	73,107
Future tax asset [note 15]	13,719	10,230

Total current assets	355,051	297,285

Tax credits receivable	10,774	27,109
Investments and other assets [note 6]	41,683	38,786
Capital assets, net [note 7]	82,105	89,378
Program and film rights	32,523	28,365
Film investments [note 8]	56,867	134,564
Deferred charges [note 9]	19,305	26,581
Broadcast licenses	509,040	509,040
Goodwill [note 16]	789,518	789,518

	1,896,866	1,940,626

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities [notes 11 and 26]	161,397	173,749
Income taxes payable	4,567	16,182

Total current liabilities	165,964	189,931

Long-term debt [note 12]	529,139	558,437
Deferred credits [note 13]	146,164	128,802
Future tax liability [note 15]	169,085	165,556
Other long-term liabilities	16,203	7,048
Non-controlling interest	9,131	6,175

Total liabilities	1,035,686	1,055,949

Shareholders’ equity
Share capital [note 14]	884,053	881,631
Contributed surplus [note 14]	1,287	—
Retained earnings (deficit)	(17,122)	8,135
Cumulative translation adjustment [note 22]	(7,038)	(5,089)

Total shareholders’ equity	861,180	884,677

	1,896,866	1,940,626

Commitments and contingencies [notes 12 and 25]

See accompanying notes

On behalf of the Board:	Director	Director

consolidated statements of income (loss)
and retained earnings (deficit)

YEARS ENDED AUGUST 31

[in thousands of Canadian dollars except per share amounts]	2004	2003	2002
Revenues [notes 24 and 26]	666,804	643,918	674,503
Operating, general and administrative expenses [notes 8, 14, 22, 25 and 26]	576,406	478,606	548,932

	90,398	165,312	125,571

Depreciation	25,682	24,708	25,980
Amortization	7,276	9,792	8,570
Interest on long-term debt [note 12]	55,276	61,030	57,731
Loss (gain) on sale of investments [note 3]	—	994	(18,172)
Other expense (income), net [note 22]	(4,937)	(9,386)	289
Restructuring charges [note 17]	—	5,025	22,089
Hedge transaction loss [note 12[a]]	—	—	20,429
Asset write-downs [note 18]	—	2,368	15,240
Goodwill and intangible impairment loss [note 10]	—	—	162,772

Income (loss) before income taxes	7,101	70,781	(169,357)
Income tax expense (recovery) [note 15]	26,925	28,534	(2,245)

Income (loss) before equity earnings from investees and non-controlling interest	(19,824)	42,247	(167,112)
Equity earnings from investees	—	—	115
Non-controlling interest	(3,313)	(2,226)	(1,650)

Net income (loss) for the year	(23,137)	40,021	(168,647)

Retained earnings (deficit), beginning of year	8,135	(31,886)	136,761
Dividends paid [note 14]	(2,120)	—	—

Retained earnings (deficit), end of year	(17,122)	8,135	(31,886)

Earnings (loss) per share [note 20]
Basic and diluted	$(0.54)	$0.94	$(3.96)

Weighted average number of shares outstanding [in thousands]
Basic	42,719	42,641	42,621
Diluted	42,719	42,645	42,621

See accompanying notes

consolidated statements of cash flows

YEARS ENDED AUGUST 31

[in thousands of Canadian dollars]	2004	2003	2002
OPERATING ACTIVITIES
Net income (loss) for the year	(23,137)	40,021	(168,647)
Add (deduct) non-cash items
Depreciation	25,682	24,708	25,980
Amortization of program and film rights	105,549	94,016	105,461
Amortization of film investments	142,754	64,578	124,943
Other amortization	7,276	9,792	8,570
Future income taxes	600	3,257	(35,845)
Loss (gain) on sale of investments	—	994	(18,172)
Hedge transaction loss	—	—	20,429
Asset write-downs	—	2,368	15,240
Goodwill and intangible impairment loss	—	—	162,772
Non-controlling interest	3,313	2,226	1,650
Foreign exchange gains	(2,057)	(7,259)	(2,012)
Other	3,841	1,808	2,195

	263,821	236,509	242,564
Net change in non-cash working capital balances related to operations [note 21]	(18,395)	3,381	20,333
Payment of program and film rights	(115,314)	(108,626)	(104,752)
Net additions to film investments	(47,597)	(66,197)	(132,512)
Other	2,397	(445)	2,259

Cash provided by operating activities	84,912	64,622	27,892

INVESTING ACTIVITIES
Additions to capital assets	(17,421)	(14,908)	(28,176)
Net proceeds from sale of investments	—	—	134,827
Net proceeds from business divestitures	—	4,005	95,067
Business acquisitions, net of cash acquired	—	—	(90,581)
Increase in investments	(3,685)	(5,312)	(27,068)
Additions to deferred charges	—	(80)	(26,278)
Decrease in public benefits associated with acquisitions	(11,455)	(12,198)	(7,444)
Other	136	690	(421)

Cash provided by (used in) investing activities	(32,425)	(27,803)	49,926

FINANCING ACTIVITIES
Decrease in bank overdraft	—	—	(3,600)
Decrease in bank loans	—	(15,499)	(557,648)
Increase in senior subordinated notes [note 12[a]]	—	—	604,000
Decrease in securitized borrowing	—	—	(89,500)
Decrease in other long-term liabilities	(911)	(2,810)	(3,325)
Issuance of shares under stock option plan	2,212	—	944
Dividends paid	(2,120)	—	—
Dividends paid to minority shareholder	(521)	(1,496)	—
Other	210	216	(2,045)

Cash used in financing activities	(1,130)	(19,589)	(51,174)

Net increase in cash and cash equivalents during the year	51,357	17,230	26,644
Cash and cash equivalents, beginning of year	43,874	26,644	—

Cash and cash equivalents, end of year	95,231	43,874	26,644

Supplemental cash flow disclosures [note 21]

See accompanying notes

notes to consolidated financial statements

AUGUST 31, 2004, 2003, AND 2002 [in thousands of Canadian dollars except share information]

1. BASIS OF PRESENTATION

Corus Entertainment Inc. [“Corus” or the “Company”] is a diversified Canadian communications and entertainment company. The Company is incorporated under the Canada Business Corporations Act and its Class B Non-Voting Shares are listed on the Toronto and New York Stock Exchanges.

2. SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared by management on the historical cost basis in accordance with Canadian generally accepted accounting principles [“Canadian GAAP”]. The effects of differences between the application of Canadian and U.S. GAAP on the consolidated financial statements of the Company are described in note 23.

Basis of consolidation

The consolidated financial statements include the accounts of Corus and all of its subsidiaries, all of which are wholly-owned except for Country Music Television Ltd. [80% interest], Telelatino Network Inc. [50.5% interest] and Discovery Kids [53.6% interest]. Intercompany transactions and balances have been eliminated on consolidation. The results of operations of subsidiaries acquired during the year are included from their respective dates of acquisition.

Use of estimates

The preparation of consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant assumptions made by management in the preparation of the Company’s consolidated financial statements include future revenue projections for investments in film and television programs, provisions for doubtful accounts to reflect credit exposures, valuation allowances and impairment assessments for various assets including investments in film and television programs, capital assets, long-term investments, current and future income taxes, broadcast licenses and goodwill. Actual results could differ from those estimates.

Revenue recognition

Advertising revenues are recognized in the period in which the advertising is aired under broadcast contracts.

     Affiliate subscriber fee revenues are recognized to the extent that the service has been made available under distribution contracts.

     Product and distribution revenues from the distribution and licensing of film rights are recognized when all of the following conditions are met: [i] persuasive evidence of a sale or licensing arrangement with a customer exists; [ii] the film is complete and is available for immediate and unconditional delivery; [iii] the license period of the arrangement has begun; [iv] the arrangement fee is fixed or determinable; and [v] collection of the arrangement fee is reasonably assured. Non-refundable recoupable minimum guarantees received under licensing arrangements for home videos where film titles are cross-collateralized are deferred and recognized as revenue over the license term when the underlying home videos are sold as reported by third parties.

     Customer advances on contracts are recorded as unearned revenue until all of the foregoing revenue recognition conditions have been met.

     Revenues from merchandise licensing contracts, publishing and other royalties, which may provide for non-refundable advances, are recognized when the license period has commenced and collection is reasonably assured.

     Revenues from the sale of books are recognized at the time of shipment, net of an estimated provision for returns. Revenues from the sale of subsidiary book rights, when determinable, are recorded on an accrual basis. When amounts are not determinable, amounts are recorded on receipt of funds. Grants for specific projects are recognized as revenue when the related expenses are incurred.

Cash and cash equivalents

Cash and cash equivalents include cash and short-term deposits with maturities of less than three months at the date of purchase.

Investments

Investments in entities over which the Company exercises significant influence are accounted for using the equity method. Investments in joint ventures and partnerships which the Company jointly controls are accounted for using the proportionate consolidation method of accounting. Other investments are recorded at cost and written down only when there is evidence that a decline in value that is other-than-temporary has occurred.

     Acquisitions subject to Canadian Radio-television and Telecommunications Commission [“CRTC”] approval are recorded at cost until approval is received and then accounted for according to the nature of the investment made.

Capital assets

Capital assets are recorded at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

ASSET	ESTIMATED USEFUL LIFE
Broadcasting equipment	10 years
Production equipment	5 years
Leasehold improvements	lease term
Buildings	20 – 40 years
Computer equipment	3 years
Furniture and fixtures	7 years
Other	4 – 10 years

Effective September 1, 2003, the Company adopted the recommendations of The Canadian Institute of Chartered Accountants [“CICA”] Handbook Section 3063, “Impairment of Long-lived Assets”, on a prospective basis. Under this section, an impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable, and is measured as the amount by which the carrying value of an asset exceeds its fair value. The adoption of this standard had no material impact on the Company’s results of operations or financial position.

Program and film rights

Program and film rights represent contract rights acquired from third parties to broadcast television programs and feature films. The assets and liabilities related to these rights are recorded when the cost of the rights is known or reasonably determinable, the program material is accepted by the Company in accordance with the license agreement and the material is available to the Company for airing. Long-term liabilities related to these rights are recorded at the net present values of future cash flows, using a discount rate that is equivalent to the effective interest rate on similar term debt. These costs are amortized over the contracted exhibition period as the programs or feature films are aired. Program and film rights are carried at the lower of cost less accumulated amortization and net recoverable amount.

     Amortization of program and film rights is included in operating, general and administrative expenses and has been disclosed separately in the consolidated statements of cash flows.

Film investments

Film investments represent the costs of projects in development, projects in process, the unamortized costs of proprietary films and television programs which have been produced by the Company or for which the Company has acquired distribution rights and investments in third party produced film projects. Such costs include development and production expenditures, attributable studio and other costs which are expected to benefit future periods.

     The Company accounts for its film investments in accordance with the American Institute of Certified Public Accountants [“AICPA”] Statement of Position 00-2 “Accounting by Producers or Distributors of Films” [“SOP 00-2”].

     The individual-film-forecast-computation method is used to determine amortization. The capitalized costs and the estimated total costs of participations and residuals, net of anticipated federal and provincial program contributions, production tax credits and co-producers’ shares of production costs, are charged to amortization expense on a series or program basis in the ratio that current period revenue bears to management’s estimate of total gross revenue [“ultimate revenue”] to be realized from the series or program. Ultimate revenue is projected for periods not exceeding ten years from the date of delivery or acquisition. For episodic television series, SOP 00-2 requires that ultimate revenue includes estimates of revenue over a period not to exceed ten years from the date of delivery of the first episode or, if still in production, five years from the date of delivery of the most recent episode, if later. Estimates of gross revenue can change significantly due to the level of market acceptance of film and television products. Accordingly, revenue estimates are reviewed periodically and amortization is adjusted. Such adjustments could have a material effect on the results of operations in future periods.

     The Company reviews the status of projects in development quarterly. If, in the opinion of management, any such projects will not progress toward production, the accumulated costs are charged to operating expenses. Projects are written off at the earlier of the date determined not to be recoverable or when projects under development are abandoned, and three years from the date of the initial investment.

     Projects in process represent the accumulated costs of television series or feature films currently in production.

     Completed project and distribution rights are stated at the lower of unamortized cost or estimated net realizable value as determined on a series or program basis. Revenue and cost forecasts for each production are evaluated quarterly in connection with a comprehensive review of the Company’s investments in film, on a title-by-title basis. When an event or change in circumstances indicates that the fair value of a film is less than its unamortized cost, the fair value of the film is determined using management’s estimates of future revenues under a discounted cash flow approach. A write-down is recorded equivalent to the amount by which the unamortized costs exceed the estimated fair value of the film.

     Investments in third party produced film projects are carried at the lower of cost and net realizable value.

     Amortization of film investments is included in operating, general and administrative expenses.

Deferred charges

Financing costs and credit facility arrangements are amortized to income on a straight-line basis over the term of the debt facility.

     Start-up costs for the preparation of new applications to the CRTC are deferred prior to approval by the CRTC. The costs associated with unsuccessful applications are expensed. Start-up costs for licenses of successful applications which are awarded by the CRTC are capitalized from the date they are awarded to the date revenue is generated for the service. Startup costs are amortized over a period which reflects their expected future benefit, not exceeding the term of the licenses. Advertising and promotion costs incurred for reformatting of radio, specialty and pay television stations are deferred and amortized on a straight-line basis over a period which reflects their expected future benefit, not exceeding three years. Deferred charges are carried at the lower of cost less accumulated amortization and net recoverable amount.

Broadcast licenses and goodwill

The cost of acquiring media broadcasting, production/distribution and publishing businesses is allocated to the fair value of related net identifiable tangible and intangible assets acquired. Net identifiable intangible assets acquired consist primarily of broadcast licenses. The excess of the cost of acquiring these businesses over the fair value of related net identifiable tangible and intangible assets acquired is allocated to goodwill.

     Broadcast licenses are considered to have an indefinite life based on management’s intent and ability to renew the licenses without substantial cost and without material modification of the existing terms and conditions of the license.

     Broadcast licenses and goodwill are tested for impairment annually or more frequently if events or changes in circumstances indicate that they may be impaired. The Company has selected August 31 as the date it performs its annual impairment test.

Government financing and assistance

The Company has access to several government programs that are designed to assist film and television production in Canada. Funding from certain programs provides a supplement to a series’ Canadian license fees and is recorded as revenue when cash has been received. Government assistance with respect to federal and provincial production tax credits is recorded as a reduction of film investments when eligible expenditures are made and there is reasonable assurance of realization. Assistance in connection with equity investments is recorded as a reduction in film investments.

     Government grants for specific publishing projects are recorded as revenue when the related expenses are incurred.

Deferred credits

Deferred credits include: [i] a provision for contributions to Canadian broadcasting initiatives that must be made by a purchaser of specialty television, pay television, and radio undertakings in accordance with CRTC policies [“public benefits associated with acquisitions”] associated with acquiring radio and television businesses that will be drawn down when the Company makes eligible payments towards meeting the conditions of license; [ii] foreign exchange gains on translating hedged long-term debt; and [iii] unearned revenue from the distribution and licensing of rights for feature films and television programs.

Income taxes

The liability method of tax allocation is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and measured using the substantively enacted tax rates and laws which are expected to be in effect when the differences are expected to reverse.

Foreign currency translation

The assets and liabilities of the Company’s self-sustaining operations having a functional currency that is not in Canadian dollars are translated into Canadian dollars using the exchange rate in effect at the consolidated balance sheet date and revenues and expenses are translated at the average rate during the year. Exchange gains or losses on translation of the Company’s net equity investment in these operations are deferred as a separate component of shareholders’ equity.

     For integrated foreign operations monetary items are translated into Canadian dollars at exchange rates in effect at the consolidated balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at rates in effect at the time of the transaction. Foreign exchange gains and losses are included in income.

     Long-term debt denominated in U.S. dollars is translated into Canadian dollars at the year-end rate of exchange. Exchange gains or losses on translating long-term debt that qualifies for hedge accounting are offset against the corresponding exchange gains or losses arising on the cross-currency agreements.

     Other exchange gains and losses are included in net income (loss) for the year.

Financial instruments and hedging relationships

The Company uses derivative financial instruments to manage risks from fluctuations in exchange and interest rates. These instruments include cross-currency and interest rate swap agreements. All such instruments are only used for risk management purposes. The net receipts or payments arising from financial instruments relating to the management of interest rate risks are recognized in interest expense over the term of the instrument. Foreign exchange gains or losses arising on cross-currency agreements used to hedge U.S. dollar denominated debt are offset against the corresponding exchange gains or losses on the hedged item.

     In December 2001, the CICA issued Accounting Guideline-13, “Hedging Relationships” [“AcG-13”]. AcG-13 establishes new criteria for hedge accounting and will apply to all hedging relationships in effect for the Company’s fiscal year commencing on September 1, 2003 under Canadian GAAP. To qualify for hedge accounting, consistent with U.S. GAAP, the hedging relationship must be appropriately documented at the inception of the hedge and there must be reasonable assurance, both at the inception and throughout the term of the hedge, that the hedging relationship will be effective.

Effectiveness requires a high correlation of changes in fair values or cash flows between the hedged item and the hedge. In June 2002, the Emerging Issues Committee issued EIC-128, “Accounting for Trading, Speculative or Non-Hedging Derivative Financial Instruments”, which establishes that a derivative financial instrument that does not qualify for hedge accounting under AcG-13 should be recognized on the balance sheet at fair value, with changes to fair value recognized in net income. The Company has applied the recommendations to its hedging relationships, and those that qualify continue to be accounted for using hedge accounting. The carrying value of derivative financial instruments that do not qualify for hedge accounting are adjusted to reflect their current market value. The adoption of this standard had no impact on the Company’s results of operations or financial position.

Stock-based Compensation and Other Stock-based Payments

In October 2003, the CICA issued amended Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”, which requires that equity instruments awarded to employees be measured and expensed, thus eliminating the existing provisions which permit a company to only disclose the fair value. Fair value of the equity instruments would be used to measure compensation expense. As well, the transitional provisions that apply when a company adopts the fair value method have been modified to harmonize with U.S. standards, whereby alternative methods of transition to the fair value method are now permitted. The transitional provisions include both retroactive and prospective alternatives. However, the prospective method is only available to enterprises that elect to apply the fair-value based method of accounting for fiscal years beginning before January 1, 2004. The Company has elected to adopt the prospective approach for its fiscal year commencing September 1, 2003, and as a result has recorded the $1,287 in compensation costs associated with stock options awarded to employees after August 31, 2003 in its operating, general and administrative expenses for the year ended August 31, 2004. Consideration paid by the Company under its Employee Share Purchase Plan is included in operating, general and administrative expenses.

Earnings (loss) per share

Basic earnings (loss) per share are calculated using the weighted average number of common shares outstanding during the year. The computation of diluted earnings (loss) per share assumes the basic weighted average number of common shares outstanding during the year is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of warrants and stock options is determined using the treasury stock method.

3. DIVESTITURES

Divestitures in fiscals 2003 and 2002 resulted in the following gains and losses being recorded:

	2003	2002
The Comedy Network Inc.	—	(17,967)
Astral Media Inc.	—	2,489
Corus VC Ltd.	—	(2,938)
Other	994	244

Loss (gain) on sale of investments	994	(18,172)

During fiscal 2002, the Company disposed of its 29.9% interest in The Comedy Network Inc. and a portion of its investment in Astral Media Inc. for gross proceeds of approximately $36,000 and $93,500 respectively. These amounts have been included in the consolidated statements of cash flows as net proceeds from sale of investments.

     Also during fiscal 2002, the Company disposed of its ownership interest in Klutz and Corus VC Ltd. for gross proceeds of approximately $68,000 and $33,000 respectively. These amounts have been included in the consolidated statements of cash flows as net proceeds from business divestitures.

4. JOINT VENTURES

The following amounts, included in these consolidated financial statements, represent the Company’s proportionate share in joint ventures:

	2004	2003

Balance sheets
Current assets	19,550	28,058
Long-term assets	16,926	15,401
Current liabilities	17,071	20,105

Statements of income (loss)
Revenues	31,389	32,602
Expenses	28,002	28,732

Net income	3,387	3,870

Statements of cash flows
Operating activities	4,757	6,585
Investing activities	(555)	(230)

5. ACCOUNTS RECEIVABLE

	2004	2003

Trade	146,156	158,634
Other	2,654	5,111

	148,810	163,745
Less allowance for doubtful accounts	5,169	5,056

	143,641	158,689

6. INVESTMENTS AND OTHER ASSETS

	2004	2003

Investments, at cost
Astral Media Inc. [a]	13,861	13,861
Other [b]	27,822	24,925

	41,683	38,786

[a] Astral Media Inc.

The Company holds 54,600 Class A non-voting shares and 297,200 Class B subordinate voting shares of Astral Media Inc. with a market value of $9,598 [2003 – $8,797].

[b] Other investments

Other investments consist primarily of an interest in a privately owned Canadian media company, financing provided to the Company’s digital channels, loans to executive officers and other investments accounted for on a cost basis.

7. CAPITAL ASSETS

	2004		2003
		ACCUMULATED		ACCUMULATED
	COST	DEPRECIATION	COST	DEPRECIATION

Broadcasting equipment	31,883	22,501	30,067	20,878
Production equipment	91,417	72,112	87,357	63,826
Leasehold improvements	32,862	19,315	31,321	15,352
Buildings	23,917	8,719	21,175	6,897
Computer equipment	49,711	38,458	40,457	28,356
Furniture and fixtures	21,221	16,136	21,228	15,004
Other	3,432	2,666	2,981	2,464

	254,443	179,907	234,586	152,777
Land	7,569	—	7,569	—

	262,012	179,907	242,155	152,777

Net book value	82,105		89,378

8. FILM INVESTMENTS

	2004	2003

Projects in development and in process, net of advances	15,990	19,494
Completed projects and distribution rights	31,843	105,464
Investments in third party film projects	9,034	9,606

	56,867	134,564

During fiscal 2004, the Company reduced its investments in film and television programs by anticipated federal and Ontario production tax credits amounting to $3,059 [2003 – $8,296].

     During the third quarter of fiscal 2004, the Company reviewed, as required, future revenue projections or ultimates on a title by title basis, supporting the carrying value of its film investments in the Content division, and lowered its estimates of future revenue projections with reference to current and anticipated market conditions and foreign exchange rates resulting in the recognition of an $85,000 write-down of film investments in the quarter. This write-down is included in operating, general and administrative expenses for the year.

     The Company expects that 45% and 85% of the net book value of completed projects and distribution rights will be amortized during the year ending August 31, 2005 and three years ending August 31, 2007, respectively.

     The Company expects that $3,500 of accrued participation liabilities will be paid during the year ending August 31, 2005.

     The Company also generates revenue from productions which have been fully amortized in prior years and are not valued in the accounts.

9. DEFERRED CHARGES

	2004		2003
		ACCUMULATED		ACCUMULATED
	COST	DEPRECIATION	COST	DEPRECIATION

Financing costs and credit facility arrangement fees	27,401	10,957	27,401	8,155
Start-up costs of new specialty programming networks	9,857	8,103	9,857	7,193
Advertising and promotion costs for reformatting radio, specialty and pay television stations	11,570	10,463	11,570	6,899

	48,828	29,523	48,828	22,247

Net book value	19,305		26,581

10. GOODWILL, BROADCAST LICENSES AND INTANGIBLE IMPAIRMENT

At August 31, 2004 and 2003, the Company performed its annual impairment test and determined that there was no impairment. To determine the amount of an impairment, management uses a fair value methodology based on market transaction multiples for comparable businesses applied to forecasted operating income used to evaluate the reporting units performance. Estimates of forecasted operating income involve measurement uncertainty and it is therefore possible that reductions in the carrying value of goodwill and broadcast licenses may be required as a result of changes in management’s future revenue estimates. Actual results may differ from estimates and as a consequence a material impairment charge may be recorded.

     The Company determined that there was an impairment of goodwill during fiscal 2002 of $153,240 of which $150,000 related to the production and distribution business in the Content division and $3,240 related to the Television division. In addition, an impairment of $9,532 was determined related to other intangible assets.

11. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2004	2003

Trade	68,807	83,962
Program rights payable	54,887	50,482
Accrued interest	27,393	28,422
Restructuring	—	3,568
Acquisition and integration costs	—	571
Third party participation payments	5,804	3,827
GST payable	1,620	1,564
Other	2,886	1,353

	161,397	173,749

12. LONG-TERM DEBT

	2004	2003

Senior subordinated notes [a]
Principal amount translated into Canadian dollars at the hedged rate	604,000	604,000
Unrealized cumulative foreign exchange gains	(111,625)	(84,363)

Senior subordinated notes translated at the current rate	492,375	519,637
Bank loans [b]	36,764	38,800

	529,139	558,437

[a] Senior subordinated notes

On March 7, 2002, Corus issued U.S.$375,000 aggregate principal amount of 8.75% Senior Subordinated Notes [the “Notes”] due 2012 at a price of 99.186% of their aggregate principal amount. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2007 at specified redemption prices plus accrued interest to the date of redemption.

     The Company has entered into cross-currency agreements to fix the liability for interest and principal payments on the Notes. The agreements have resulted in an effective interest rate of 9.33% on the Canadian dollar equivalent of the U.S. debt. The exchange rate applicable to the principal portion of the debt has been fixed at Cdn.$1.6107 or approximately Cdn.$604,000.

     The Company has also entered into an interest swap agreement under which it receives a fixed rate of interest and pays a floating rate of interest, both calculated on a notional amount of Cdn.$135,900. The fixed rate of interest is set at 9.332% and the floating rate is based on the three-month bankers’ acceptance rate plus a spread of 4.935%.

     The net proceeds from this offering were used to repay existing indebtedness including the permanent repayment in full of the Company’s reducing term loans of Cdn.$294,000 due on August 31, 2007. Consequently, the Company unwound U.S.$147,000 of cross-currency interest rate swaps relating to the reducing term loan that had fixed the interest rate at 11.4% and liability for interest and principal payments at Cdn.$212,000, resulting in a non-cash hedge transaction loss of approximately $20,429.

[b] Bank loans

The Company has a $25,000 revolving operating loan facility with interest rates and borrowing options, which are the same as those contained in the credit facilities described below. At August 31, 2004, the Company has not drawn on this facility. If the Company were to draw on this facility, it would be classified as current on the consolidated balance sheets.

     A syndicate of banks has provided the Company with a credit facility, which at August 31, 2004 amounted to $195,000, all of which is revolving on a reducing basis until repayment on August 31, 2006. At August 31, 2004, $158,236 of the facility was not utilized. Funds are available to the Company in both Canadian and U.S. dollars. At August 31, 2004, the U.S. dollar portion of the bank loans was $28,000 [Cdn.$36,764] [2003 – U.S.$28,000; Cdn.$38,800].

     Interest rates on the balance of the bank loans fluctuate with the Canadian bankers’ acceptances and LIBOR and averaged 3.9% for the year ended August 31, 2004 [2003 – 4.8%].

     The banks hold as collateral a first ranking charge on all assets and undertakings of Corus and certain of Corus’ subsidiaries as designated under the credit agreements. As well, unlimited guarantees are provided by certain subsidiaries. Under the facility, the Company has undertaken to maintain certain financial covenants. Management has determined that the Company was in compliance with the covenants provided under the bank loans at August 31, 2004.

     Principal repayments on long-term debt in each of the next five years and thereafter are approximately as follows:

$

2005	—
2006	36,764
2007	—
2008	—
2009	—
Thereafter	604,000

640,764

13. DEFERRED CREDITS

	2004	2003

Public benefits associated with acquisitions	31,102	42,558
Cross-currency agreements translated into Canadian dollars at the current rate	111,625	84,363
Unearned revenue from distribution and licensing of film rights	2,800	1,106
Other	637	775

	146,164	128,802

14. SHARE CAPITAL

Authorized

The Company is authorized to issue, upon approval of a majority of the existing Class A shareholders, an unlimited number of Class A participating shares [“Class A Voting Shares”], Class B non-voting participating shares [“Class B Non-Voting Shares”], Class A Preferred Shares, and Class 1 and Class 2 preferred shares.

     Class A Voting Shares are convertible at any time into an equivalent number of Class B Non-Voting Shares. The Class B Non-Voting Shares are convertible into an equivalent number of Class A Voting Shares in limited circumstances.

     The Class A Preferred Shares are redeemable at any time at the demand of Corus and retractable at any time at the demand of a holder of a Class A Preferred Share for an amount equal to the consideration received by Corus at the time of issuance of such Class A Preferred Shares. Holders of Class A Preferred Shares are entitled to receive a non-cumulative dividend at such rate as Corus’ Board of Directors may determine on the redemption amount of the Class A Preferred Shares. Each of the Class 1 preferred shares, the Class 2 preferred shares, the Class A Voting Shares and the Class B Non-Voting Shares rank junior to and are subject in all respects to the preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the Class A Preferred Shares in connection with the payment of dividends.

     The Class 1 and 2 preferred shares are issuable in one or more series with attributes designated by the Board of Directors. The Class 1 preferred shares rank senior to the Class 2 preferred shares.

     In the event of liquidation, dissolution or winding up of Corus or other distribution of assets of Corus for the purpose of winding up its affairs, the holders of Class A Preferred Shares are entitled to a payment in priority to all other classes of shares of Corus to the extent of the redemption amount of the Class A Preferred Shares, but will not be entitled to any surplus in excess of that amount. The remaining property and assets will be available for distribution to the holders of the Class A Voting Shares and Class B Non-Voting Shares which shall be paid or distributed equally, share for share, between the holders of the Class A Voting Shares and the Class B Non-Voting Shares, without preference or distinction.

Issued and outstanding

The changes in the Class A Voting and Class B Non-Voting Shares since August 31, 2002 are summarized as follows:

	CLASS A		CLASS B
	VOTING SHARES		NON-VOTING SHARES		TOTAL
	#	$	#	$	$

Balance, August 31, 2002	1,838,712	28,478	40,802,588	852,937	881,415
Conversion of Class A Voting to Class B Non-Voting Shares	(112,000)	(1,735)	112,000	1,735	—
Repayment of executive stock purchase loans	—	—	—	216	216

Balance, August 31, 2003	1,726,712	26,743	40,914,588	854,888	881,631
Conversion of Class A Voting to Class B Non-Voting Shares	(1,783)	(28)	1,783	28	—
Issuance of shares under Stock Option Plan	—	—	97,728	2,212	2,212
Repayment of executive stock purchase loans	—	—	—	210	210

Balance, August 31, 2004	1,724,929	26,715	41,014,099	857,338	884,053

Stock Option Plan

Under the Company’s Stock Option Plan [the “Plan”], the Company may grant options to purchase Class B Non-Voting Shares to eligible officers, directors, and employees of or consultants to the Company. The maximum number of shares that can be reserved for issuance under the Plan is 4,084,642. All options granted are for terms not to exceed ten years from the grant date. The exercise price of each option equals the market price of the Company’s stock on the date of the grant. Options vest 25% on each of the first, second, third and fourth anniversary dates of the date of grant.

     A summary of the options outstanding at August 31, 2004 and the changes since August 31, 2002 is presented as follows:

	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE
	#	$

Outstanding, August 31, 2002	2,706,866	31.76
Granted	580,852	21.03
Cancelled	(182,604)	31.98

Outstanding, August 31, 2003	3,105,114	29.74
Granted	537,700	24.02
Cancelled	(395,511)	36.77
Exercised	(97,728)	22.62

Outstanding, August 31, 2004	3,149,575	28.10

The weighted average fair value of the stock options granted during 2004 was $9.73 per option. The Company has recorded stock-based compensation expense for the year ended August 31, 2004 of $1,287 and this has been credited to contributed surplus.

At August 31, 2004, the options outstanding and exercisable consist of the following:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
		WEIGHTED
		AVERAGE	WEIGHTED		WEIGHTED
		REMAINING	AVERAGE		AVERAGE
	NUMBER	CONTRACTUAL	EXERCISE	NUMBER	EXERCISE
RANGE OF EXERCISE PRICES	OUTSTANDING	LIFE	PRICE	OUTSTANDING	PRICE
$	#	[IN YEARS]	$	#	$

19.05 – 27.20	1,843,847	4.7	23.56	1,106,656	24.12
29.15 – 37.90	848,818	4.4	31.34	627,832	31.34
39.00 – 44.00	456,910	3.6	40.33	342,683	40.33

19.05 – 44.00	3,149,575	4.5	28.10	2,077,171	28.98

On September 1, 2004, the Company granted a further 430,000 options for Class B Non-Voting Shares to eligible officers, directors, and employees of or consultants to the Company. These options are exercisable at $23.79 per share.

Dividends

The holders of Class A Voting and Class B Non-Voting Shares are entitled to receive such dividends as the Board of Directors determines to declare on a share-for-share basis, as and when any such dividends are declared or paid. The holders of Class B Non-Voting Shares are entitled to receive during each dividend period, in priority to the payment of dividends on the Class A Voting Shares, an additional dividend at a rate of $0.01 per share per annum. This additional dividend is subject to proportionate adjustment in the event of future consolidations or subdivisions of shares and in the event of any issue of shares by way of stock dividend. After payment or setting aside for payment of the additional non-cumulative dividends on the Class B Non-Voting Shares, holders of Class A Voting and Class B Non-Voting Shares participate equally, on a share-for-share basis, on all subsequent dividends declared.

     On December 9, 2003, the Board of Directors of Corus approved a semi-annual dividend for holders of Class A Voting and Class B Non-Voting Shares of $0.02 and $0.025, respectively. In fiscal 2004, the Company paid two semi-annual dividends on December 31, 2003 and June 30, 2004 to shareholders of record at the close of business on December 19, 2003 and June 15, 2004 respectively. The total amount of dividends paid was $2,120.

Executive stock purchase loans

In October 2001, the Board of Directors of the Company authorized the granting of loans to certain of its executive officers in order to finance the acquisition of Class B Non-Voting Shares of the Company on the open market. These loans are non-interest bearing and are secured by a promissory note and the relevant Class B Non-Voting Shares. Each loan has a ten-year term from December 1, 2001 with annual instalments at the greater of 10% of the original principal or 10% of the employee’s pre-tax bonus for the most recently completed financial year of the Company. At August 31, 2004, the Company has loans receivable of $1,619 [2003 – $1,829] from certain qualifying executive officers. At August 31, 2004, the market value of the shares held as collateral for the loans was $1,300 [2003 – $1,306].

Performance Share Units

The Company has granted Performance Share Units [“PSUs”] to certain employees. Each PSU entitles the participant to receive a cash payment in an amount equal to the closing price of Class B Non-Voting Shares traded on the Toronto Stock Exchange at the end of the restrictions period, multiplied by the number of vested units determined by achievement of specific performance-based criteria. The restriction period for PSUs granted in fiscal 2003 ends August 31, 2005, and for PSUs granted in fiscal 2004 ends August 31, 2006. The employee must be actively employed by Corus as of the end of the restriction period to receive a payment of the vested units. Compensation expense related to the PSUs is accrued over the term of the restriction period based on the expected total compensation to be paid out at the end of the restriction period, factoring in the probability of any performance-based criteria being met during the period. The compensation expense recorded for the year ended August 31, 2004 in respect of this plan was $1,697 [2003 – $1,250] and has been recorded in operating, general and administrative expenses.

Pro forma impact of stock-based compensation

For options granted to employees up to August 31, 2003, had compensation costs for the Plan been determined based on the fair value based method of accounting for stock-based compensation, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2004	2003

Net income (loss)	(23,137)	40,021
Pro forma net income (loss)	(25,123)	34,824
Pro forma basic and diluted earnings (loss) per share	(0.59)	0.82

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2004	2003

Assumptions
Expected life	2.5 to 7.5 years	2.5 to 7.5 years
Risk-free interest rates	3.7% to 5.0%	3.7% to 5.0%
Dividend yield	0.19%	0%
Volatility	39.3% to 42.1%	39.3% to 42.1%

For the purposes of pro forma disclosure, the estimated fair value of the options is amortized to income over the option’s vesting period on a straight-line basis.

15. INCOME TAXES

[a] Future income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s future tax liability and asset as at August 31 are as follows:

	2004	2003

Future tax liability
Deferred charges deducted for tax purposes capitalized for accounting purposes	3,181	4,525
Capital cost allowance in excess of book depreciation	542	620
Deferred partnership income	2,637	3,521
Differences in tax and accounting cost bases for investments	38,959	38,243
Broadcast licenses	148,538	126,580
Purchase price equation differences	25,000	25,000
Other, net	4,881	9,356

Total future tax liability	223,738	207,845

Future tax asset
Book depreciation in excess of capital cost allowance	35,795	18,480
Employment obligations recognized on purchase equation	361	332
Loss carryforwards, net of valuation allowances	24,242	23,261
Deferred charges deducted for accounting purposes in excess of tax purposes	1,583	1,613
Differences in tax and accounting cost bases for investments	1,159	342
Revenue recognition differences between tax and accounting purposes	4,134	6,802
Purchase price equation differences	57	231
Other, net	1,041	1,458

Total future tax asset	68,372	52,519

Net future tax liability	155,366	155,326
Less current portion of future tax asset	13,719	10,230

Future tax liability	169,085	165,556

[b] Significant components of the income tax expense (recovery) attributable to operations are as follows:

	2004	2003	2002

Current tax expense	26,326	25,281	33,297
Future income tax expense (recovery) relating to origination and reversal of temporary differences	(22,227)	7,115	(9,128)
Future income tax expense (recovery) resulting from recognition of losses incurred in the year	782	(4,460)	(17,541)
Future income tax expense (recovery) resulting from tax rate changes	16,810	—	(160)
Other	5,234	598	(8,713)

Income tax expense (recovery)	26,925	28,534	(2,245)

[c] The reconciliation of income taxes attributable to operations computed at the statutory tax rates to income tax expense (recovery) is as follows:

	2004		2003		2002
	$	%	$	%	$	%

Tax at combined federal and provincial rates	1,375	36.3	25,706	37.5	(68,015)	39.8
Differences from statutory rates relating to amortization of goodwill	(84)	(2.2)	—	—	63,640	(37.2)
Non-deductible [non-taxable] portion of net capital losses (gains) on sale of investments	22	0.6	1,869	2.7	(16,345)	9.5
(Increase) reduction in future income taxes resulting from statutory rate reduction	16,810	443.7	—	—	(160)	0.1
Reversal in current year of temporary differences originally recorded using long-term tax rates	1,012	26.7	(102)	(0.1)	8,451	(4.9)
Large Corporations Tax	1,084	28.6	1,170	1.7	1,103	(0.7)
Other	6,706	177.0	(109)	(0.2)	9,081	(5.3)

	26,925	710.7	28,534	41.6	(2,245)	1.3

[d] The Company recognizes as a future tax asset the benefit of capital and non-capital loss carryforwards to the extent it is more likely than not that the benefit will be realized. At August 31, 2004, the Company has available loss carryforwards of approximately $103,200. A future tax asset of $34,200 [2003 – $29,700] has been recognized in respect of these carryforwards, net of a valuation allowance of $9,900 [2003 – $6,500].

     The available loss carryforwards will expire as follows:

$

2007	200
2008	3,200
2009	9,500
2010	48,800
2011	11,800
2021	4,300
2022	300
No expiration - capital losses	25,100

103,200

16. BUSINESS SEGMENT INFORMATION

The Company’s business activities are conducted through three reportable operating segments:

Radio

The Radio segment is composed of 50 radio stations, situated primarily in high growth urban centres in Canada. Revenues are derived from advertising aired over these stations.

Television

The Television segment includes interests in several specialty television networks, pay television and pay-per-view services, several conventional television stations, digital audio services and cable advertising services. Revenues are generated from affiliate subscriber fees and advertising.

Content

The Content segment includes the production and distribution of film and television programs and the branded consumer products business [formerly merchandise licensing and publishing businesses] of Nelvana Limited [“Nelvana”] which was acquired in fiscal 2001. Revenues are generated from licensing of proprietary films and television programs, merchandise licensing and publishing.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates the business segments’ performance based on revenues less operating, general and administrative expenses. Transactions between reporting segments are recorded at fair market value.

[a] Revenues and segment profit (loss)

	2004	2003	2002

Revenues
Radio	227,868	226,034	211,416
Television	332,349	306,885	308,529
Content
production and distribution	62,789	70,474	99,357
branded consumer products	49,850	45,795	60,558
Eliminations	(6,052)	(5,270)	(5,357)

	666,804	643,918	674,503

Segment profit (loss)
Radio	60,042	58,114	52,853
Television	125,055	113,415	99,061
Content
production and distribution	(92,089)	(5,185)	(28,797)
branded consumer products	8,368	8,351	7,843
Corporate	(10,970)	(8,779)	(4,750)
Eliminations	(8)	(604)	(639)

	90,398	165,312	125,571

The Corporate segment results represent the incremental cost of corporate overhead in excess of the amount allocated to the other operating segments.

     Gross revenues are derived from the following geographical sources by location of customer as follows:

	2004	2003	2002

Canada	577,402	545,694	540,872
United States	36,020	43,221	87,166
International	53,382	55,003	46,465

	666,804	643,918	674,503

Corus’ revenue streams for fiscal 2004 are derived primarily from four areas: advertising [55%], subscriber fees [27%], license fees [8%], and publishing and merchandising [7%].

[b] Segment assets

	2004	2003

Radio	744,358	744,076
Television	855,186	857,296
Content
production and distribution	155,912	248,922
branded consumer products	31,207	32,491
Corporate	112,424	58,988
Eliminations	(2,221)	(1,147)

	1,896,866	1,940,626

Assets are located primarily within Canada.

[c] Capital expenditures by segment

	2004	2003	2002

Radio	4,889	6,432	12,740
Television	6,843	3,461	5,462
Content
production and distribution	3,529	2,109	3,422
branded consumer products	—	64	217
Corporate	2,160	2,842	6,335

	17,421	14,908	28,176

Capital assets are located primarily within Canada.

[d] Goodwill

	2004	2003

Goodwill
Radio	412,933	412,933
Television	329,247	329,247
Content
production and distribution	24,953	24,953
branded consumer products	22,385	22,385

	789,518	789,518

Goodwill is located primarily with in Canada.

17. RESTRUCTURING CHARGES

During fiscal 2003 and 2002, the Company recorded restructuring charges of $5,025 and $22,089, respectively which included workforce reduction charges of $2,865 in 2003 and $15,986 in 2002 relating to the cost of severance and benefits; contract settlement costs of $2,160 in 2003 and $5,396 in 2002 relating to provisions for negotiated settlements to cancel programming contracts at the Radio division, production contracts at Content and future contractual obligations under operating leases for facilities that will no longer be required; and other costs in 2002 of $707. At August 31, 2004 the restructurings were substantially complete, and no further provision remains on the consolidated balance sheets.

18. ASSET WRITE-DOWNS

As part of the Company’s restructuring plan announced in the first quarter of 2002, management focused on exiting activities not aligned with its core assets. As a result, the following investments were either discontinued or disposed of. The carrying values of these investments were written down at August 31, 2003 and 2002 as follows:

	2003	2002

Local Media Internet Venture	—	6,869
Balmur Corus Music Inc.	1,350	4,000
Liberty Digital Inc.	—	2,171
Other	1,018	2,200

	2,368	15,240

19. FINANCIAL INSTRUMENTS

Fair values

The fair values of financial instruments have been determined as follows:

[i]	Current assets and current liabilities

The fair values of financial instruments included in current assets and current liabilities approximate their carrying values due to their short-term nature.

[ii]	Investments and other assets

[a]	The fair value of publicly traded shares included in this category is determined by the closing market values for those investments.

[b]	The fair value of other investments in this category is not determinable.

[iii]	Long-term debt

The carrying value of the Company’s bank loans approximates their fair value because interest charges under the terms of the bank loans are based upon current Canadian bank prime and bankers’ acceptance rates and on U.S. bank base and LIBOR rates.

          As at August 31, 2004, the fair value of the Company’s Notes was U.S.$407,344 [2003 – U.S.$391,875].

[iv]	Derivative financial instruments

The fair values of cross-currency and interest rate swap agreements are based on quotations by the counterparties to the agreements.

     The estimated fair values of these agreements are as follows

	2004		2003
	CARRYING	ESTIMATED	CARRYING	ESTIMATED
	VALUE	FAIR VALUE	VALUE	FAIR VALUE

Cross-currency agreements	(111,625)	(142,875)	(84,363)	(112,767)
Interest rate swap agreements	(3,278)	(3,278)	—	—

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Credit risks and concentration

Credit risks associated with the cross-currency and interest rate swap agreements arise from the ability of counterparties to meet the terms of the contracts. In the event of non-performance by the counterparties, the Company’s accounting loss would be limited to the net amount that it would be entitled to receive under the contracts and agreements. These risks are mitigated by dealing with major creditworthy financial institutions.

     Accounts receivable resulting from advertising and affiliate subscriber fee revenues are not subject to any concentration of credit risk.

     Accounts receivable from distribution and licensing of proprietary exploitation rights of feature films and television programs are subject to credit risk. The risk is mitigated because the Company enters into license and distribution contracts with many major international broadcasters and distributors.

20. EARNINGS (LOSS) PER SHARE

The following is a reconciliation of the numerators and denominators used for the computation of the basic and diluted earnings (loss) per share amounts:

	2004	2003	2002

Net income (loss) for the year [numerator]	(23,137)	40,021	(168,647)

Weighted average number of shares outstanding [denominator]
Weighted average number of shares outstanding - basic	42,719	42,641	42,621
Effect of dilutive securities	—	4	—

Weighted average number of shares outstanding - diluted	42,719	42,645	42,621

In fiscals 2004 and 2002, options issued under the Plan were not included in the computation of diluted earnings (loss) per share because the effect of exercising the options is anti-dilutive.

21. CONSOLIDATED STATEMENTS OF CASH FLOWS

Additional disclosures with respect to the consolidated statements of cash flows are as follows:

[i]	Net change in non-cash working capital balances related to operations consists of the following:

	2004	2003	2002

Accounts receivable	13,268	8,246	13,076
Prepaid expenses and other	1,629	628	6,554
Accounts payable and accrued liabilities	(24,456)	(15,484)	19,929
Income taxes payable	(11,753)	10,064	(19,226)
Other	2,917	(73)	—

	(18,395)	3,381	20,333

[ii]	Interest paid, interest received, dividends received and income taxes paid and classified as operating activities are as follows:

	2004	2003	2002

Interest paid	55,800	60,467	32,349
Interest received	2,135	1,803	2,671
Dividends received	—	—	1,597
Income taxes paid	38,568	15,338	53,093

22. FOREIGN EXCHANGE GAINS AND LOSSES

The Company has reflected certain gains and losses in its consolidated statements of income (loss) and retained earnings (deficit) as a result of exposure to foreign currency exchange rate fluctuations. A portion of these gains and losses relate to operating activities while others are of a financing nature. Foreign exchange gains and losses are reflected in the consolidated financial statements as follows:

	2004	2003	2002

Consolidated statements of income (loss) and retained earnings (deficit)
Operating, general and administrative expenses	(1,222)	(772)	(552)
Other expense (income), net	(2,245)	(6,638)	4,149

Total foreign exchange loss (gain)	(3,467)	(7,410)	3,597

An analysis of the cumulative translation adjustment shown separately in shareholders’ equity is as follows:

$

Balance, August 31, 2002	1,187
Effect of exchange rate fluctuation on translation of net assets of self-sustaining foreign operations	(6,276)

Balance, August 31, 2003	(5,089)
Effect of exchange rate fluctuation on translation of net assets of self-sustaining foreign operations	(1,949)

Balance, August 31, 2004	(7,038)

23. RECONCILIATION OF CANADIAN GAAP TO U.S. GAAP

The consolidated financial statements of the Company are prepared in Canadian dollars in accordance with Canadian GAAP. The following adjustments and disclosures would be required in order to present these consolidated financial statements in accordance with U.S. GAAP.

[a] Reconciliation to U.S. GAAP

	2004	2003	2002(REVISED)(6)

Net income (loss) using Canadian GAAP	(23,137)	40,021	(168,647)
Add (deduct) adjustments for
Deferred charges [1]	4,474	7,246	(1,529)
Transaction loss[4]	—	—	(1,385)
Adoption of SOP 00-2[5]	—	—	(13,473)
Adoption of FAS 142[6]	—	—	(145,246)
Income tax effect of adjustments	(1,789)	(2,898)	4,554

Net income (loss) using U.S. GAAP	(20,452)	44,369	(325,726)
Unrealized gains (losses) on investments classified as available for sale, net of tax [3]	640	320	(647)
Realized gains (losses) on investments classified as available for sale, net of tax	—	—	5,605
Unrealized gain (loss) on derivative contracts[4]	(2,420)	(31,055)	23,573
Unrealized foreign exchange gain (loss) on translation of self-sustaining foreign operations	(1,949)	(6,276)	247

Comprehensive income (loss) using U.S. GAAP	(24,181)	7,358	(296,948)

	2004	2003	2002(REVISED)[6]

Net income (loss) per share prior to cumulative catch-up
Basic and diluted	(0.48)	1.04	(4.01)

Net loss per share related to cumulative catch-up
Basic and diluted	—	—	(3.63)

Net income (loss) per share
Basic and diluted	(0.48)	1.04	(7.64)

Comprehensive income (loss) per share
Basic and diluted	(0.57)	0.17	(6.96)

Balance sheet items using U.S. GAAP

	2004		2003
	CANADIAN		CANADIAN	U.S. GAAP
	GAAP	U.S. GAAP	GAAP	(REVISED)[6]

Investments and other assets[3]	41,683	37,419	38,786	33,722
Deferred charges[1]	19,305	16,444	26,581	19,246
Broadcast licenses and goodwill[2]	1,298,558	1,306,843	1,298,558	1,306,843
Deferred credits[4]	146,164	177,414	128,802	157,207
Future tax liability	169,085	165,927	165,556	160,875
Shareholders’ equity	861,180	834,248	884,677	856,840

The cumulative effect of these adjustments on shareholders’ equity is as follows:

	2004	2003(REVISED)[6]

Deferred charges[1] and [4]	(1,716)	(4,401)
Equity in earnings of investees[2]	4,758	4,758
Accumulated other comprehensive income (loss)
Unrealized losses on investments[3]	(3,411)	(4,051)
Unrealized loss on derivative contracts[4]	(26,563)	(24,143)

Total cumulative effect of adjustments on shareholders’ equity	(26,932)	(27,837)

Areas of material difference between Canadian GAAP and U.S. GAAP and their impact on the consolidated financial statements are as follows:

[1]	Deferred charges
Start-up costs of new specialty programming networks and costs associated with reformatting radio stations are deferred and amortized under Canadian GAAP. Under U.S. GAAP, these costs are expensed as incurred.

[2]	Equity in earnings of investees
The earnings of investees determined under Canadian GAAP have been adjusted to reflect U.S. GAAP. Under Canadian GAAP, the investment in Nelvana’s 20% interest in TELETOON in fiscal 2001 and Western International Communications Ltd. [“WIC”] in fiscal 2000 were accounted for using the cost method of accounting until CRTC approval was received for the transactions. When the Company received CRTC approval, the amount in the accounts under the cost method became the basis for the purchase price allocation and equity accounting commenced. Under U.S. GAAP, equity accounting for the investments was done retroactively to the date the Company first acquired shares in Nelvana and WIC.

[3]	Unrealized gains (losses) on investments
Under U.S. GAAP, equity securities having a readily determinable fair value and not classified as trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses included in comprehensive income and reported as a separate component of shareholders’ equity, net of related deferred income taxes. Under Canadian GAAP, these investments are carried at cost and written down only when there is evidence that a decline in value that is other than temporary has occurred. The Company has determined that the decline in fair value is not other-than- temporary, based on the financial condition of the issuer and the fact that the Company has the intent and ability to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in market value. The Company has considered evidence, such as industry analyst reports, that support this conclusion.

[4]	Derivative instruments and hedging activities
Under U.S. GAAP, all derivative instruments are to be recorded on the consolidated balance sheets at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through income or deferred in other comprehensive income until the hedged item is recognized in income.

[5]	Adoption of SOP 00-2
Under Canadian GAAP, adoption of a new accounting standard is applied retroactively. Under U.S. GAAP, the adoption of SOP 00-2 is reflected in the consolidated statements of income (loss) and retained earnings (deficit) of the adoption year. As such, under U.S. GAAP the effect of the adoption of SOP 00-2 is reflected as a cumulative catch-up adjustment in income of fiscal 2002. The increased amortization from adopting this accounting policy retroactively under Canadian GAAP has therefore been added back in the determination of net income under U.S. GAAP for the year ended August 31, 2001.

[6]	Adoption of FAS-142
Under Canadian GAAP, adoption of a new accounting standard is applied retroactively as an adjustment to retained earnings. Under U.S. GAAP, the adoption of FAS-142 “Goodwill and Other Intangible Assets” is reflected in the consolidated statements of income (loss) and retained earnings (deficit) of the adoption year. As such, under U.S. GAAP, the effect of the adoption of FAS-142 is reflected as a cumulative catch-up adjustment in income of fiscal 2002.

          The amount previously reported for U.S. GAAP purposes in 2002 as goodwill impairment on the adoption of FAS-142 was overstated by $4,754 (net of amortization). On the adoption of SOP 00-2 in 2002, the Company retroactively adjusted the purchase price equation under Canadian GAAP for the Nelvana acquisition, including an increase to goodwill in the amount of $4,951. Under U.S. GAAP the adoption of SOP 00-2 was reflected in the 2001 consolidated statement of income. Consequently, as a result of the differences in accounting for the adoption of SOP 00-2, under Canadian GAAP goodwill was higher than that recorded under U.S. GAAP by $4,754. As a result the amount previously recorded on adoption of FAS-142 has been revised.

          The effect of this revision is to increase goodwill and shareholders’ equity as at August 31, 2003 by $4,754 and to reduce the net loss for the year ended August 31, 2002 by an equivalent amount. The revision reduces the net loss per share related to cumulative catch-up, net loss per share and comprehensive loss per share for the year ended August 31, 2002 to $3.63, $7.64, and $6.96, respectively.

          This revision has no effect on net income (loss), comprehensive income (loss), net income (loss) per share and comprehensive income (loss) per share amounts for the years ended August 31, 2003 and 2004.

[b] Stock-based compensation

For stock options granted to employees after August 31, 2003, the Company has adopted the fair value method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation”. The Company applies Accounting Principles Board Opinion No. 25 in accounting for common share options granted to employees and officers prior to September 1, 2003. Had compensation expense been determined on the basis of the estimated fair values of the options granted prior to September 1, 2003, the net loss for the year ended August 31, 2004 would have increased by $10,160 to $30,612 or $(0.72) per share [2003 – net income would have decreased by $15,498 to $28,871, or $0.68 per share]. The assumptions used to determine fair value are consistent with those disclosed in note 14.

24. GOVERNMENT FINANCING AND ASSISTANCE

Revenues include $2,309 [2003 – $1,248] of production financing obtained from government programs. This financing provides a supplement to a production series’ Canadian license fees and is not repayable. As well, revenues include $1,080 [2003 – $938] of government grants relating to the marketing of books in both Canada and international markets. The majority of the grants is repayable if the average profit margin for the three-year period following receipt of the funds equals or is greater than 10%.

25. COMMITMENTS, CONTINGENCIES AND GUARANTEES

The Company and its subsidiaries are involved in litigation matters arising out of the ordinary course and conduct of its business. Although such matters cannot be predicted with certainty, management does not consider the Company’s exposure to litigation to be material to these consolidated financial statements.

     As at August 31, 2004, the minority shareholders of Telelatino Network Inc. had the right, through a put option, to require the Company to purchase their shareholdings. This put option expired November 16, 2004 without being exercised.

     The Company has various long-term operating lease agreements for the use of transmission facilities and premises in each of the next five years and thereafter as follows:

$

2005	19,449
2006	15,671
2007	13,558
2008	12,932
2009	7,059
Thereafter	30,377

99,046

Rental expenses recognized in operating, general and administrative expenses totaled approximately $11,549 [2003 – $10,637; 2002 – $10,460].

     Generally, it is not the Company’s policy to issue guarantees to non-controlled affiliates or third parties, with limited exceptions.

     Many of the Company’s agreements, specifically those related to acquisitions and dispositions of business assets, included indemnification provisions where the Company may be required to make payments to a vendor or purchaser for breach of fundamental representation and warranty terms in the agreements with respect to matters such as corporate status, title of assets, environmental issues, consents to transfer, employment matters, litigation, taxes payable and other potential material liabilities. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is not reasonably quantifiable as certain indemnifications are not subject to a monetary limitation. At August 31, 2004, management believes there is only a remote possibility that the indemnification provisions would require any material cash payment.

     The Company indemnifies its directors and officers against any and all claims or losses reasonably incurred in the performance of their service to the Company to the extent permitted by law. The Company has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group.

26. RELATED PARTY TRANSACTIONS

The Company has transacted business in the normal course of business with entities which are subject to common voting control and with entities over which the Company exercises significant influence. These transactions are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties and having normal trade terms.

     During the year, the Company received cable service subscriber, programming and advertising fees of $92,279 [2003 – $89,250] and production and distribution revenue of $3,055 [2003 – $2,120] from related parties. In addition, the Company paid cable and satellite system distribution access fees of $4,546 [2003 – $3,636] and administrative and other fees of $1,486 [2003 – $1,051] to related parties. As at August 31, 2004, the Company had $9,868 [2003 – $20,230] receivable from related parties.

     The Company provided related parties with radio and television spots in return for television advertising. No monetary consideration was exchanged for these transactions and no amounts were recorded in the accounts.

     Through an investment in a partnership, Corus and a related party each had an indirect holding in certain assets, primarily consisting of a real estate property. In 2004, the related party’s interest in the assets was transferred to Corus in exchange for cash of $253 and a promissory note of $1,140. As part of the transaction, Corus and the related party entered into an agreement effective August 26, 2004 for the related party’s use of the remaining assets for $20 per month. These transactions were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The parties have agreed that the exchange amounts represent fair value consideration for the transactions.

     Included in share capital [note 14] and other investments [note 6 (b)] are loans of $6,780 made to certain executive officers of the Company for housing or investment purposes. The loans are collateralized by charges on the officers’ personal residences and/or by related investment. The loans are non-interest bearing and are due between April 2, 2007 and October 31, 2012.

27. EMPLOYEE FUTURE BENEFITS

The Company has a defined contribution plan for qualifying full-time employees. Under the plan, the Company contributes 5% of an employee’s earnings, not exceeding the limits set by the Income Tax Act (Canada). The amount contributed in 2004 related to the defined contribution plan was $4,768 [2003 – $4,594]. The amount contributed is approximately the same as the expense included in the statement of income (loss) and retained earnings (deficit).

28. PENDING TRANSACTION

On March 30, 2004, Corus and Astral Media Inc. announced their intention to exchange a number of radio assets in the province of Quebec, subject to regulatory approval. The transaction will bring Corus’ radio stations total to 53, with 15 radio stations in the province of Quebec. As this is a non-monetary transaction at carrying value, there is no gain or loss anticipated on approval of this transaction.

29. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2004 consolidated financial statements.